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                                                                    Exhibit 2(A)


                          CERTIFICATE OF INCORPORATION

                                       of

                            VIVA DESIGNS U.S.A. INC.
                            ------------------------

         FIRST. The name of this Corporation is VIVA DESIGNS U.S.A., INC.

         SECOND. Its registered office in the State of Delaware is to be located at 201 N. Walnut Street, in the City of Wilmington, County of NewCastle. The registered agent in charge thereof is The Company Corporation at 201 N. Walnut Street, Wilmington, Delaware 19801.

         THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world. viz:

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General corporation Law of Delaware."

         FOURTH. The amount of the total authorized capital stock of this Corporation is (a) Forty Million (40,000,000) shares of Common Stock, $.001 par value per share; and (b) Twenty Million (20,000,000) shares of Preferred Stock, $.001 par value per share; the Board of Directors of the Company is expressly empowered to issue the Preferred Stock in such series as designated by the Board of Directors, and to change the rights, powers, preferences and designations of the Preferred Stock with regard to any shares of Preferred Stock that are not issued and outstanding.

         FIFTH. The name and mailing address of the incorporator is as follows:

                  NAME:                  ADDRESS:
                  -----                  --------

                  Kimberly Andras        201 N. Walnut St., Wilmington, DE 19801



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         SIXTH. The powers of the incorporator are to terminate upon filing of the Certificate of Incorporation, and the name and mailing address of the person who is to serve as the first director until the first annual meeting of stockholders or until his successor is elected and qualified is as follows:
Michael S. Wexler, 130 Slater Street, Ottawa, Canada KlP 6E2

         SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws; and to fix the amount to be reserved as working capital.

         The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

         It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

         EIGHTH. Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the Corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Corporation; or (4) a transaction from which the director derived an improper personal benefit.


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         NINTH. The Corporation elects not to be governed by Section 203 of the
General Corporation Law of Delaware.

         TENTH. The Corporation shall indemnify all persons whom it may indemnify to the fullest extent allowed by the General Corporation Law of Delaware.

         I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

DATED:            11/13, 1992
                  -----

State of:         Delaware
County of:        New Castle


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